UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 18, 2008

IMPLANT SCIENCES CORPORATION

(Exact name of Registrant as Specified in its Charter)

MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

001-14949	04-2837126
(Commission File Number)	(I.R.S. Employer Identification Number)

107 Audubon Road
Wakefield, Massachusetts 01880
 (Address of Principal Executive Offices, including Zip Code)

(781) 246-0700
 (Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement

On July 18, 2008, Implant Sciences Corporation (the “Company”) entered into an Asset Purchase Agreement with Best Medical International, Inc. The agreement provided for the purchase by Best Medical of certain assets used in the Company’s discontinued brachytherapy products business.  The assets to be sold include, without limitation, certain equipment, inventory, raw materials, spare parts, and records, together with all related intellectual property, technology and know-how. The purchase price for these assets will be $400,000 of which (i) the Company received $100,000 upon the execution of the agreement, (ii) Best Medical is required to pay to the Company an additional $100,000 within 30 days after the execution of the agreement and (iii) Best Medical is required to pay the Company the balance of $200,000 upon the closing of the transactions contemplated by the agreement.

The Asset Purchase Agreement contains customary representations, warranties, covenants and conditions to closing. There can be no assurance that these transactions will be completed. In the event that the agreement is terminated by the Company prior to the closing due to a material default by Best Medical, or by Best Medical other than due to a material default by the Company, the amounts paid to the Company by Best Medical will not be refundable to Best Medical.

The foregoing descriptions of the asset purchase agreement and of the transactions contemplated by the agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the asset purchase agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by this reference.

ITEM 9.01 EXHIBITS

2.1
Asset Purchase Agreement between Implant Sciences Corporation and Best Medical International, Inc., dated July 18, 2008. Schedules and exhibits to the agreement (each of which are identified in the agreement) are omitted in reliance on Rule 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish such schedules and exhibits to the Commission supplementally upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                 IMPLANT SCIENCES CORPORATION

Date: July 24, 2008                                                By:     /s/ Phillip C. Thomas
                                                                                Phillip C. Thomas
                                                                                Chief Executive Officer